Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-259659) on Form S-8 and (No. 333-258823) on Form S-3 (as converted by post-effective amendment) of our report dated March 16, 2022, with respect to the consolidated financial statements and financial statement schedule II - Valuation Accounts of Hillman Solutions Corp.
/s/ KPMG LLP
Cincinnati, Ohio

February 22, 2024